Exhibit (a)(1)(vi)

RED ROBIN GOURMET BURGERS, INC.

OFFER TO PURCHASE OUTSTANDING STOCK OPTIONS FOR CASH

FORM OF REMINDER NOTICE TO ELIGIBLE EMPLOYEES

To:	All Eligible Employees
From:	Stock Option Tender Offer Administration
Date:	[Date of Transmission]
Re:	Reminder of Offer Expiration Date

There are twelve (12) days left for you to elect to participate in Red Robin Gourmet Burgers, Inc.’s (the “Company”) offer to purchase outstanding stock options for cash (the “Offer”).  Unless otherwise extended by the Company, the Offer is scheduled to expire at 11:59 p.m., Mountain Time, on February 11, 2009.

To participate in the Offer, the Company must receive a properly completed and signed Election Form from you before the Offer expires.  You may submit your Election Form by one of the following methods:

•      Faxed to: (866) 316-1931;

•                  Mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111;

•                  Scanned and e-mailed to: StockOptionTenderOffer@redrobin.com.

If you have any questions about this notice or the Offer, please send an e-mail to StockOptionTenderOffer@redrobin.com.  You may also call (866) 316-1897.  You will have the ability to leave a voice message at this number.